OTONOMO TECHNOLOGIES LTD.

16 Abba Eban Blvd.

Herzliya Pituach 467256, Israel

+972 52-432-9955

July 19, 2021

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Technology

100 F Street, N.E.

Washington, D.C. 20549-6010

Attn:	Larry Spirgel
Matthew Crispino
Stephen Krikorian
Amanda Kim

Re:	Otonomo Technologies Ltd.
Registration Statement on Form F-4
File No. 333-254186

Ladies and Gentlemen:

Otonomo Technologies Ltd. (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 4:00 P.M., Washington, D.C. time, on July 21, 2021 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

OTONOMO TECHNOLOGIES LTD.

By:	/s/ Ben Volkow
Ben Volkow
Chief Executive Officer

Cc (via email):

Ryan J. Maierson, Latham & Watkins LLP

John M. Greer, Latham & Watkins LLP

Amir Raz, Gross & Co.

Perry Wildes, Gross & Co.